Exhibit 99.1

Worker Adjustment and Retraining Notification (WARN) Act notices The WARN act is a federal statue that requires employers to provide 60 days notice in advance of certain involuntary actions. Just because you receive a WARN notice does not mean your job is being eliminated. However, it is a sign that your job may be affected by an involuntary furlough. July August September October WARN notices sent Early to mid-July All employees notified about their position Early August Changes effective October 1st Potentially impacted frontline employees based in CA, IL, NJ and NY will receive written notification. For frontline employees based in all other states, the unions representing each employee group will receive written notification on their behalf. 4

Covid-19 cases on the rise Daily New Covid-19 Cases (‘000s) 7-day moving average 160 140 120 100 80 60 40 20 - 60 50 40 30 20 10 - Feb Mar Apr May Jun Jul Feb Mar AprMay Jun Jul Source: Johns Hopkins University Prepared by Revenue Strategy on July 2nd, 2020 5 Rest of the World US & Canada

Increase in Covid-19 cases negatively impacting industry demand YOY Industry Demand % 7-day moving average International 0% 0% YOY Industry Pax % YOY Industry Revenue % YOY Industry Pax % (20%) (20%) (40%) (40%) (60%) (60%) (69%) (78%) (80%) (80%) (87%) (100%) (100%) Feb Mar Apr May Jun Feb Mar Apr May Jun Issued date Issued date Source: DDS – 5-day lagged, new tickets for all future travel dates; industry demand includes all carriers & sales channels 6 Prepared by Revenue Strategy on July 26,nd2, 0220020 International Domestic Domestic

Newark net bookings declining quickly due to quarantine restrictions YOY United Domestic Net Bookings % 7-day moving average | Bookings within 30 days from departure 24th (65%) (70%) (73%) Non-EWR (75%) (80%) (84%) EWR (85%) Jun 1 Jun 6 Jun 11 Jun 16 Jun 21 n 26 Jul 1 Booking date Note: Restrictions based on Covid-19 positivity rate. Hotspot list originally included 8 states (AL, AR, AZ, FL, NC, SC, TX, UT). On 6/30, 8 more states were added (CA, GA, IA, ID, LA, MS, NV, TN). Source: Booking table; market grouping based on true path OD 7 Prepared by Revenue Strategy on July 26,nd2, 0220020 Restrictions began on Jun Ju

Industry supply growth outpacing demand recovery YOY Industry Supply versus Demand (50%) (50%) Industry YOY ASMs % (53%) (60%) (60%) (70%) (70%) Industry YOY RPMs* % (72%) (81%) (80%) (80%) Industry YOY Revenue* % (81%) Industry YOY ASMs % (90%) (90%) (91%) Industry YOY RPMs* % (100%) (100%) Apr May Jun Jul Apr May Jun Jul Travel month * Industry RPMs and revenue for tickets issued since April 1st. Tickets issued earlier experienced high cancellation rates. Source: UA’s ASMs from Commercial Revenue Report, OA’s ASMs from guidance & OAG; RPMs from DDS Travel month 8 Prepared by Revenue Strategy on July 26,nd2, 0220020 International Domestic

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